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                                                     EXHIBIT 23.7


                [GOLDMAN, SACHS & CO. LETTERHEAD]


CONFIDENTIAL
- ------------


April 10, 1996


Board of Directors
California Bancshares, Inc.
100 Park Place, Suite 140
San Ramon, California  94583

Re:  Registration Statement on Form S-4 of U.S. Bancorp,
     Including the Proxy Statement of California Bancshares,
     Inc., and Prospectus of U.S. Bancorp

Gentlemen:

Reference is made to our opinion letter dated the date of the Proxy Statement/Prospectus referred to below, with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of California Bancshares, Inc. (the "Company"), of the exchange ratio of 0.95 shares of Common Stock, par value $5.00 per share, of U.S. Bancorp to be received for each Share pursuant to the merger contemplated by the Restated Agreement and Plan of Merger dated as of February 11, 1996, between U.S. Bancorp and the Company.

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinion of CBI's Financial Adviser," "Background of and Reasons for the Merger-- Reasons for the Merger," and "Background of and Reasons for the Merger--Opinion of CBI's Financial Adviser," and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7


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Californa Bancshares, Inc.
April 10, 1996
Page Two



of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GOLDMAN, SACHS & CO.